                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                          TRIDENT INTERNATIONAL, INC.
                                       at
                              $16.50 PER SHARE NET
                                       by
                              ITW ACQUISITION INC.
                          a wholly owned subsidiary of
                            ILLINOIS TOOL WORKS INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 10, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), OF TRIDENT INTERNATIONAL, INC. (THE "COMPANY") WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS AND WARRANTS) (THE "MINIMUM SHARE CONDITION"); AND (2) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE SECTIONS 1 AND 15.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

                           -------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of the holder's Shares should either

             (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to First Chicago Trust Company of New York (the "Depositary") and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or

             (ii) request the stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who is unable to deliver all documents required by the Letter of Transmittal to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                JANUARY 13, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
INTRODUCTION................................................     -1-
 1. Terms of the Offer......................................     -3-
 2. Acceptance for Payment and Payment for Shares...........     -4-
 3. Procedures for Tendering Shares.........................     -5-
 4. Withdrawal Rights.......................................     -7-
 5. Certain Federal Income Tax Consequences.................     -8-
 6. Price Range of Shares; Dividends........................     -9-
 7. Certain Information Concerning the Company..............     -9-
 8. Certain Information Concerning the Purchaser and
  Parent....................................................    -13-
 9. Source and Amount of Funds..............................    -15-
10. Background of the Offer and the Merger..................    -15-
11. The Merger Agreement....................................    -17-
12. Purpose of the Offer and the Merger.....................    -26-
13. Dividends and Distributions.............................    -27-
14. Possible Effects of the Offer on the Market for the
    Shares, The Nasdaq National Market Listing and Exchange
    Act Registration........................................    -28-
15. Conditions of the Offer.................................    -29-
16. Certain Legal Matters...................................    -31-
17. Fees and Expenses.......................................    -32-
18. Miscellaneous...........................................    -33-

Schedule I -- Directors and Executive Officers of the Purchaser and Parent

To the Stockholders of Trident International, Inc.:

                                  INTRODUCTION

     ITW Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Illinois Tool Works Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Trident International, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended from time to time, constitute the "Offer").

     Your attention is directed to the following:

     - THE TENDER PRICE IS $16.50 per share, net to the tendering stockholder. (This price is referred to as the "Per Share Amount.")

      You will not pay brokerage commissions or, except as described in Instruction 6 to the Letter of Transmittal, transfer taxes.

      No interest will be paid, but, in certain cases, federal income taxes may be withheld as explained in Section 3, "Procedures for Tendering
      Shares -- Backup Federal Income Tax Withholding and Substitute Form W-9" and in Instruction 6 to the Letter of Transmittal.

     - THE OFFER EXPIRES AT 12 midnight, New York City time, on Wednesday, February 10, 1999, unless extended. (See Section 1, "Terms of the Offer.")

     - THE PROCEDURES FOR TENDERING YOUR SHARES are explained in Section 3 and cover the following methods of delivery:

             (i) Delivery of your stock certificates to the Depositary;

             (ii) Book-entry delivery by a financial institution; and

             (iii) Guaranteed delivery by certain financial institutions (including most banks, savings and loan associations and brokerage houses.)

        A completed and signed Letter of Transmittal (or an Agent's Message (as defined) in connection with a book-entry delivery) is required. (See
        Section 3, "Procedures for Tendering Shares," and Instructions 1, 5 and 7 of the Letter of Transmittal.)

     - YOU MAY WITHDRAW your tendered Shares at any time before expiration of the Offer and, unless your Shares are accepted for payment, they may be withdrawn at any time after March 13, 1999. (See Section 4, "Withdrawal Rights.")

     - FOR FEDERAL INCOME TAX PURPOSES, the sale of your Shares in the Offer will be a taxable event. (See Section 5, "Certain Federal Income Tax Consequences.")

     - THE OFFER IS CONDITIONED upon, among other things,

             (i) there being validly tendered and not properly withdrawn before the expiration of the Offer, a majority of the issued and outstanding Shares (determined on a fully diluted basis assuming the exercise of all outstanding options and warrants); this condition is called the "Minimum Share Condition" and based on information from the Company the number of Shares needed to satisfy this condition is 3,488,443; and

             (ii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). (See Section 1, "Terms of the Offer" and
        Section 15, "Conditions of the Offer.")

     - THE DEPOSITARY for delivery of stock certificates, the Letter of Transmittal and any other required documents before expiration of the Offer is First Chicago Trust Company of New

       York. The addresses and telephone numbers for the Depositary are on the back cover of this Offer to Purchase.

     - THE INFORMATION AGENT is MacKenzie Partners, Inc. Questions and requests for assistance, or requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the following address and telephone numbers:

                                MacKenzie Partners, Inc.
                                156 Fifth Avenue
                                New York, NY 10010
                               (212) 929-5500 (call collect)
                                         or
                                Call Toll Free: 1-800-322-2885

     Company Board Recommendation. The Board of Directors of the Company (the "Company Board") has unanimously determined that the Merger Agreement (defined below) and the transactions contemplated thereby, including the Offer and the Merger (defined below), are advisable and fair to, and in the best interests of, the stockholders of the Company and recommends that all holders of the Shares accept the Offer and tender their Shares to the Purchaser.

     Merger Agreement. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 6, 1999, among Parent, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and applicable Delaware law, the Purchaser will be merged into the Company (the "Merger"). Upon the Merger, the Company will become a subsidiary of Parent. If the Purchaser acquires at least a majority of the outstanding Shares (on a fully diluted basis) in the Offer, it will be able to effect the Merger without the affirmative vote of any other stockholder of the Company.

     Fairness Opinion. The Company Board has received the written opinion of The Robinson-Humphrey Company, LLC ("Robinson-Humphrey"), financial advisor to the Company, that the consideration to be received by the stockholders of the Company (other than the holders of Shares that are affiliates of Parent) pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. A copy of the opinion of Robinson-Humphrey is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the stockholders of the Company. The Robinson-Humphrey opinion should be read in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by Robinson-Humphrey in connection with such opinion. The Robinson-Humphrey opinion was prepared for the Company Board and does not constitute a recommendation to any stockholder as to whether to tender shares pursuant to the Offer. Robinson-Humphrey was not retained as an advisor or agent to the Company's stockholders.

     Company Directors and Officers. The Company has advised the Purchaser that, to the knowledge of the Company, all the directors and officers of the Company intend to tender their Shares pursuant to the Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment to the Offer), the Purchaser will accept for payment and pay for all Shares validly tendered on or before the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, February 10, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Share Condition and the expiration or termination of all applicable waiting periods under the HSR Act. See Section 15, which sets forth in full the conditions to the Offer (the "Offer Conditions"). Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, if by the Expiration Date any or all of such conditions to the Offer have not been satisfied, the Purchaser reserves the right (but shall not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive such unsatisfied conditions and purchase all Shares validly tendered or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

     The Merger Agreement provides that, without the consent of the Company, neither Parent nor the Purchaser will

          (i) amend the Offer to decrease the Per Share Amount or change the form of consideration to be paid in the Offer or

          (ii) except as required by law or any rule, regulation or interpretation in the opinion of counsel to Parent, or required by any position of the Commission or the staff thereof, extend the time of expiration of the Offer; provided that if the Offer Conditions have not been satisfied, the Purchaser, in its discretion, may extend the Offer, from time to time for up to an aggregate of 10 business days; also, if immediately before the expiration of the Offer (as it may be extended) the Shares tendered and not withdrawn are less than 90% of the Shares then outstanding (on a fully diluted basis), the Purchaser, in its discretion, may extend the Offer even if at that time all Offer Conditions are then satisfied, but the extension, when added to any prior discretionary extensions, may not exceed an aggregate of 10 business days.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of the Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service by such time.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum 10 business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not withdrawn on or before the Expiration Date as soon as practicable after the later of the Expiration Date or the satisfaction or waiver of the conditions set forth in Section 15; provided that the Purchaser may extend the Offer for a period not to exceed 10 business days if the Shares tendered and not withdrawn are less than 90% of the Shares outstanding (on a fully diluted basis) even if all conditions have been satisfied or waived. The Purchaser expressly reserves the right to delay acceptance of Shares for payment in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1 under the Exchange Act. All conditions of the Offer must either be satisfied or waived prior to the acceptance of Shares and waiver of a material condition may require dissemination to stockholders of information concerning the waiver. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Sections 1 and 15.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing such Shares ("Share Certificates") or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined below), a properly completed and duly executed Letter of Transmittal (or an originally signed facsimile copy thereof), and any other required documents. For a description of the procedures for tendering Shares, see Section 3.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to stockholders whose Shares have been accepted for payment.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-I under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent the tendering stockholder is entitled to withdrawal rights. See Section 4.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates for Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     3. PROCEDURES FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or an originally signed facsimile copy thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (defined below) in connection with a book-entry delivery of Shares, and any other documents required, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date and either (i) the certificates for tendered Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a confirmation of the book-entry transfer ("Book-Entry Confirmation") must be received by the Depositary, in each case on or before the Expiration Date or (ii) the tendering holder must comply with the guaranteed delivery procedure described below. If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or an originally signed facsimile copy thereof) must accompany each such delivery.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Book-Entry Transfers. The Depositary will establish an account with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or an originally signed facsimile copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY BY ITSELF DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), (any such financial institution an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder is unable to deliver all documents required by the Letter of Transmittal to the Depositary on or prior to the Expiration Date or the procedure for delivery by book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) for all tendered Shares, in proper form for transfer, together with a Letter of Transmittal (or an originally signed facsimile copy thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market ("NNM") trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmations with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or an originally signed facsimile copy thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after January 6, 1999, which is the date of the Merger Agreement). All such proxies are coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment and deposits the purchase price thereof with the Depositary pursuant to the Offer. Upon such acceptance for payment, all prior proxies or consents given by such stockholder with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney and proxies may be given, nor any subsequent written consents executed, by such stockholder and, if given or executed, will not be effective. The designees of the Purchaser will, with respect to such Shares and other securities, be empowered, among other things, to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment of such Shares, the Purchaser is able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares tendered pursuant to any of the procedures described above will be determined in the sole discretion of the Purchaser, whose determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The acceptance for payment by the Purchaser of tenders of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that such stockholder is the holder of the Shares being tendered within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time on or before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after March 13, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except as otherwise described in this Section 4.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered holder (if different from the tendering stockholder), the serial numbers shown on the particular certificates evidencing Shares to be withdrawn and a signed notice of withdrawal must also be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determinations will be final and binding. The Purchaser reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. The Purchaser also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. None of the Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation.

     Sales of Shares by stockholders of the Company pursuant to the Offer, as well as the receipt of cash by stockholders pursuant to the Merger or the exercise of dissenter's rights in accordance with Section 262 of the Delaware General Corporation Law ("DGCL"), will be taxable transactions for federal income tax purposes, and may also be taxable transactions for state, local, foreign and other tax purposes.

     In general, a stockholder who sells Shares pursuant to the Offer or receives cash pursuant to the Merger or who exercises dissenters' rights under the DGCL will recognize gain or loss for federal income tax purposes equal to the difference between the holder's adjusted tax basis in the Shares transferred pursuant to the Offer, the Merger or the exercise of dissenter's rights and the amount of cash received. For federal income tax purposes, in the event Shares are held by a stockholder as a capital asset, such gain or loss will be long-term capital gain or loss if such Shares have been held for more than one year. Otherwise, gain or loss on Shares held as a capital asset at the time of such sale will be short-term capital gain or loss. It should be noted that the Internal Revenue Code contains certain limitations on the use of capital losses. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger.

     The foregoing may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to an individual stockholder who is not a citizen or resident of the United States or to other categories of stockholders subject to special treatment under federal income tax laws, such as dealers in securities, banks, insurance companies and tax-exempt entities. Moreover, the tax treatment applicable to the transactions described herein will vary depending on whether the subject stockholder is an individual, regular corporation, "S" corporation, partnership, estate, trust or otherwise.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded on The Nasdaq National Market ("NNM") under the symbol "TRDT". The following table sets forth, for the calendar periods indicated, the high and low sales prices per Shares on the NNM, based on the Company's Form 10-K reports filed with the Commission or in published financial sources. According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, the Company has not paid any dividends on its common stock.

                                                               HIGH     LOW
                                                               ----     ---
1997:
  First Quarter.............................................  $24.00   $14.88
  Second Quarter............................................   24.75    17.25
  Third Quarter.............................................   18.00    14.13
  Fourth Quarter............................................   17.38    11.75
1998:
  First Quarter.............................................  $16.75   $12.13
  Second Quarter............................................   18.38    14.50
  Third Quarter.............................................   17.50     8.38
  Fourth Quarter............................................   11.25     8.00
1999:
  First Quarter (through January 12, 1999)..................   16.88     8.75

     On January 6, 1999 ,the last full day of trading prior to the first public announcement of the Offer, the closing sale price per Share reported on the NNM was $9.25. On January 12, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the NNM was $16.19.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1998 (the "Company's 1998 Annual Report") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and Parent.

     General. The Company is a Delaware corporation with its principal executive offices located at 1114 Federal Road, Brookfield, Connecticut 06804. The Company, through a predecessor, was founded in 1989 and completed its initial public offering in February 1996. The Company designs, manufactures and markets piezoelectric impulse ink jet subsystems including printheads, inks and other consumables, and related components for the industrial market. The Company's proprietary products are used for a variety of printing applications which require high speed, good print quality, durable equipment and the ability to change the printed text or pattern frequently. The Company's printing subsystems are marketed worldwide, primarily through original equipment manufacturer (OEM) customers that integrate them into computer-controlled, application-specific products which are then sold to end-users. The Company's contracts with its OEM customers also provide for ongoing sales by the Company of consumables, consisting principally of inks and printing subsystem components. The largest application in which the Company's products are used is carton coding, which involves printing directly onto shipping cartons. Other current industrial applications for the Company's products include check coding, addressing and business forms imprinting, postal bar coding and stamp cancellation and garment pattern plotting. The Company also has products for use in printing date and batch codes onto items and primary packages.

     Financial Information. Set forth below is certain summary financial information for the Company with respect to the last three fiscal years, which is excerpted or derived from the Company's audited financial statements contained in the Company's 1998 Annual Report. More comprehensive financial information is included in reports and other documents filed by the Company with the Commission, and the financial information that follows is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                          TRIDENT INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED SEPTEMBER 30
                                                              ---------------------------------
                                                                1996        1997        1998
                                                                ----        ----        ----
INCOME STATEMENT DATA:
Net Sales...................................................  $  25,925   $  30,283   $  32,832
COST OF SALES...............................................      9,392      10,818      11,914
                                                              ---------   ---------   ---------
  Gross profit..............................................     16,533      19,465      20,918
                                                              ---------   ---------   ---------
OPERATING EXPENSES:
  Marketing and selling.....................................      1,415       2,358       2,865
  Research and development..................................      2,326       3,027       4,142
  Write-off of purchased in-process research and
    development.............................................      3,052          --          --
  General and administrative................................      2,405       2,134       2,973
  Amortization of excess of purchase price over the fair
    value of net assets acquired and other intangibles......        800         802         751
  Amortization of deferred compensation.....................        443          --          --
                                                              ---------   ---------   ---------
    Total operating expenses................................     10,441       8,321      10,731
                                                              ---------   ---------   ---------
    Operating income........................................      6,092      11,144      10,187
OTHER (INCOME) EXPENSE:
  Interest (income) expense, net............................        241      (1,072)     (1,138)
  Other expense, net........................................         --          --         207
  Redeemable warrant interest charge........................      1,710          --          --
                                                              ---------   ---------   ---------
    Income before income taxes and extraordinary item.......      4,141      12,216      11,118
PROVISION FOR INCOME TAXES..................................      2,752       4,703       4,052
                                                              ---------   ---------   ---------
  Net income before extraordinary item......................      1,389       7,513       7,066
EXTRAORDINARY ITEM, net of income tax benefit of $1,253.....     (1,803)         --          --
                                                              ---------   ---------   ---------
NET INCOME (LOSS)...........................................       (414)      7,513       7,066
INCREASE IN REDEMPTION VALUE OF PREFERRED
    STOCK...................................................        (83)         --          --
                                                              ---------   ---------   ---------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS.........  $    (497)  $   7,513   $   7,066
                                                              =========   =========   =========
BASIC EARNINGS (LOSS) PER COMMON SHARE:
  Net income before extraordinary item......................  $    0.28   $    1.07   $    1.06
                                                              ---------   ---------   ---------
  Extraordinary item, net of tax............................      (0.38)         --          --
                                                              ---------   ---------   ---------
  Net income (loss).........................................  $   (0.10)  $    1.07   $    1.06
                                                              =========   =========   =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING FOR BASIC
  EARNINGS PER SHARE........................................  4,770,743   7,039,157   6,636,313
                                                              =========   =========   =========
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
  Net income before extraordinary item......................  $    0.26   $    1.05   $    1.05
  Extraordinary item, net of tax............................      (0.36)         --          --
                                                              ---------   ---------   ---------
  Net income (loss).........................................  $   (0.10)  $    1.05   $    1.05
                                                              =========   =========   =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING FOR DILUTED
  EARNINGS PER SHARE........................................  5,030,112   7,151,722   6,742,586

                                                                   YEAR ENDED SEPTEMBER 30
                                                                -----------------------------
                                                                 1996       1997       1998
                                                                 ----       ----       ----
BALANCE SHEET DATA:
Current Assets..............................................    $23,425    $26,536    $29,354
Current Liabilities.........................................      2,369      3,018      2,751
Working Capital.............................................     21,056     23,518     26,603
Total Assets................................................     38,331     40,907     43,340
Stockholders' Equity........................................     35,962     37,889     40,589

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company which is not publicly available. The information provided included financial projections for the Company as an independent company. The following is a summary of selected projected financial information provided to Parent by the Company and, with respect to fiscal year ended September 30, 1998, has not been updated to reflect actual results:

                                                                      FISCAL YEAR ENDED
                                                                        SEPTEMBER 30
                                                                          PROJECTED
                                                                -----------------------------
                                                                 1998       1999       2000
                                                                 ----       ----       ----
Net Sales...................................................    $32,740    $41,089    $54,243
Cost of Sales...............................................     12,001     14,640     20,036
                                                                -------    -------    -------
Gross Profit................................................     20,739     26,449     34,207
Pretax Income...............................................     11,242     16,565     21,984
Net Income..................................................    $ 7,106    $10,602    $14,070
Net Income per share........................................      $1.05      $1.57      $2.06

     The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Parent and the Purchaser that the projections were prepared solely for internal use and management decisions and are subjective in many respects. Thus, the Company projections are susceptible to various interpretations and periodic revision based on actual experience and business developments. Neither the Company, Parent nor the Purchaser intends to update, revise or correct such projections.

     The projections were based on a number of assumptions some of which are beyond the control of the Company, the Purchaser or Parent and some of which inevitably will prove to be incorrect. The projections were developed by the Company's management and were predicated on management's assumptions with respect to certain macroeconomic conditions and operating expenses for fiscal years 1998, 1999 and 2000, without giving effect to the Offer, the Merger or to any action to be taken by Parent or the Company, as the surviving corporation of the Merger, after the Effective Time. Such assumptions include, but are not limited to: (i) significant increases in sales over the periods covered by the projections, (ii) operating expenses as a percentage of sales decreasing over the period covered by the projections, (iii) the Company's gross profit margin remaining substantially consistent over the periods covered by the projections, and (iv) an effective tax rate of approximately 36% through fiscal 2000. Although the Company has advised Parent and the Purchaser that it believes the assumptions used in preparing this information were reasonable when made, no prediction can be made as to whether such assumptions were or will be accurate. Accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above.

     The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, customer requirements, competition and other matters. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. Neither Parent nor the Purchaser assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or the Purchaser regarding the projections described above.

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's operating results, financial condition, directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities, any material interest of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The material filed by the Company should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's prescribed fees, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information should also be available for inspection at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, DC 20006.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT. The Purchaser is a newly formed Delaware corporation organized for the sole purpose of effecting the Offer and the Merger. The Purchaser will not have any assets or liabilities (other than those arising in connection with the Offer and the Merger) or engage in any activities other than those incident to its formation and capitalization, the Offer and the Merger and the financing thereof. All the issued and outstanding shares of common stock of the Purchaser are owned by Parent. For certain information concerning the executive officers and directors of the Purchaser, see Schedule I to this Offer to Purchase. The Purchaser has no subsidiaries.

     Parent is a Delaware corporation, with its principal executive offices (as well as those of the Purchaser) located at 3600 West Lake Avenue, Glenview, Illinois 60025.

     Parent develops and manufactures a wide range of products and systems designed to reduce its customers' manufacturing and assembly costs and improve product quality. Parent's products include engineered components and industrial systems and consumables. The engineered components include short lead-time components and fasteners primarily for automotive, construction and general industrial application, and specialty products such as adhesives and static-control equipment. The industrial system and consumables products include longer lead-time machinery and related consumables primarily for food and beverage, construction, automotive and general industrial markets, and specialty products for applications such as industrial spray coating and quality measurement. In addition, Parent makes investments that utilize part of its cash flow. For certain information concerning the executive officers and directors of Parent, see Schedule I to this Offer to Purchase.

     Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's operating results, financial condition, directors and officers, their remuneration, options granted to them, the principal holders of Parent securities, any material interest of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements and annual reports distributed to the Parent stockholders and filed with the Commission. Such reports, proxy statements and other information may be examined at, and copies may be obtained from, the Commission in the same manner as set forth with respect to the Company in Section 7. In addition, such information should also be available for inspection at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Set forth below is certain summary financial information for Parent and its subsidiaries with respect to the last three years, which is excerpted or derived from Parent's audited financial statements and certain unaudited summary financial information for Parent and its subsidiaries with respect to the nine months ended September 30, 1997 and 1998. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the financial information that follows is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                            ILLINOIS TOOL WORKS INC.
                                AND SUBSIDIARIES

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                              NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31                  SEPTEMBER 30
                                 --------------------------------------    ------------------------
                                    1995          1996          1997          1997          1998
                                    ----          ----          ----          ----          ----
                                                                                 (UNAUDITED)
INCOME STATEMENT DATA:
Operating Revenues...........    $4,178,080    $4,996,681    $5,220,433    $3,871,530    $4,138,664
Operating Income.............       645,981       800,586       927,223       678,015       782,601
Net income...................       387,608       486,315       586,951       426,779       488,507
Net income per share:
  Basic......................         $1.64         $1.96         $2.35         $1.71         $1.96
  Diluted....................         $1.63         $1.95         $2.33         $1.70         $1.94
BALANCE SHEET DATA:
Working capital..............    $  681,558    $  481,767    $  700,762    $  654,290    $  658,633
Total assets.................     3,591,318     4,806,162     5,394,756     4,889,141     5,966,385
Total debt...................       791,745     1,209,372     1,152,606     1,025,147     1,354,129
Stockholders' equity.........     1,924,237     2,396,025     2,806,454     2,665,975     3,160,077

     Except as set forth in the Introduction and Sections 10, 11 and 12 of this Offer to Purchase: (i) none of Parent, the Purchaser or, to their best knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing or any pension, profit-sharing or similar plan of Parent or the Purchaser, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, the Purchaser or, to their best knowledge, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, the Purchaser or, to their best knowledge, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since October 1, 1995, there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since October 1, 1995, there have been no contacts, negotiations or transactions between Parent, the Purchaser or any of its subsidiaries or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

     9. SOURCE AND AMOUNT OF FUNDS. Parent and the Purchaser expect that approximately $115.75 million will be required to purchase all Shares (assuming exercise of all outstanding employee and non-employee stock options and all warrants) that may be tendered pursuant to the Offer, to complete the Merger and to pay related fees and expenses. Parent and the Purchaser expect to fund the acquisition from Parent's available cash, credit facilities currently existing or to be obtained from one or more commercial banks or other financial institutions on terms and conditions to be determined hereafter and/or the issuance of commercial paper. Parent and the Purchaser are confident that the funds will be readily available. Financing is not a condition to the Offer.

     Parent currently has a revolving credit agreement with The First National Bank of Chicago, as agent for certain institutional lenders, that provides borrowings up to an aggregate amount of $350,000,000 and has a commitment termination date of September 30, 2003. The credit agreement provides for borrowings on an unsecured basis under a number of options and at various interest rates. It may be reduced or canceled at any time at Parent's option. The agreement contains financial covenants establishing a maximum total debt to total capitalization percentage and a minimum consolidated tangible net worth. At December 31, 1998, Parent had unused borrowing capacity under the credit agreement of $21,500,000.

     Borrowings under the revolving credit facility carry interest at one of the following rates selected by Parent: (i) Alternate Base Rate; (ii) Eurodollar Rate plus a pricing margin based on Parent's debt rating; or (iii) Competitive Bid, at an absolute rate or at the Eurodollar Rate plus or minus a margin, set by a competitive bid process among the lenders.

     Parent also has a short-term line of credit agreement with The First National Bank of Chicago, that provides borrowings up to an aggregate amount of $350,000,000 and has a maturity date of March 31, 1999. The agreement requires Parent to perform and comply with the same financial covenants and provisions as set forth in the revolving credit facility. At December 31, 1998, Parent had unused borrowing capacity under the line of credit of $350,000,000.

     Loans under the short-term line of credit bear interest, at Parent's option, at one of the following rates: (i) the lender's corporate base rate of interest; (ii) at a fixed rate equal to the sum of a pricing margin plus the Eurodollar rate, where the Eurodollar rate is the rate at which deposits in U.S. dollars for the same loan maturity are offered by the lender in the offshore interbank market at 10:00 a.m. (Chicago time) two business days prior to the date of loan, adjusted for maximum statutory reserve requirements; or (iii) such other fixed rate as Parent and lender may mutually agree upon, subject to availability and for a maturity to be agreed upon.

     It is anticipated that any indebtedness incurred by Parent under its credit facilities or commercial paper program will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, dividends or other funds provided to Parent by the Company and its subsidiaries), through additional borrowings, through application of proceeds of dispositions, if any, or through a combination of two or more such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     10. BACKGROUND OF THE OFFER AND THE MERGER. On February 19, 1998, a meeting attended by Hugh Zentmyer, an Executive Vice President of Parent, Valerie A. Lapinski, President of ITW Dynatec (a Parent company), Norman L. Norris, a director of, and patent counsel to, the Company and other parties, was held at Parent's corporate office for purposes unrelated to the Offer and the Merger. During the course of this meeting, Mr. Norris mentioned that he was a director of the

Company and suggested that Parent consider initiating discussions with the Company regarding a possible acquisition.

     During March and April of 1998, Mr. Zentmyer and Mr. Norris remained in periodic contact through voice messages. In April, in response to an expression of interest by Mr. Zentmyer in the Company, Mr. Norris left a message with Mr. Zentmyer suggesting that he contact Elaine A. Pullen, the Company's President and Chief Executive Officer, if Parent was interested in conducting a further investigation into the potential acquisition of the Company.

     In early May, Ms. Lapinski contacted Ms. Pullen by telephone and expressed Parent's interest in exploring a possible acquisition of the Company. Subsequent to this conversation, the Company and Parent had preliminary discussions regarding a potential acquisition transaction and Parent and the Company entered into a confidentiality agreement.

     In June 1998, Ms. Lapinski contacted Ms. Pullen in an attempt to arrange a meeting. During these conversations, Ms. Lapinski was informed that Robinson-Humphrey had been engaged by the Company to act as the Company's financial advisor. Subsequently, Ms. Lapinski had a telephone conversation with Joseph H. Estes of Robinson-Humphrey and received from Robinson-Humphrey certain public information regarding the Company, including copies of the Company's then most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, proxy statement and product brochures and a research analyst's report on the Company by Robinson-Humphrey.

     On July 13, 1998, Ms. Lapinski and Kristie Ochampaugh, controller for the business units of Parent reporting to Mr. Zentmyer, met at the Company's headquarters office in Brookfield, Connecticut with Ms. Pullen, J. Leo Gagne, Vice President and Chief Financial Officer of the Company and Douglas J. McCartney of Robinson-Humphrey. The parties discussed the Company's business and Ms. Lapinski and Ms. Ochampaugh were given a tour of the Company's production facilities. The parties also discussed the possible acquisition of the Company by Parent and the alternative structures that could be used to effect an acquisition. During this visit, Mr. McCartney commented to Ms. Lapinski that the Company would seek a purchase price significantly in excess of its then current market price.

     Throughout July and during early August, the parties continued to hold periodic discussions regarding a possible business combination between the parties and the amount of consideration to be paid in such a transaction. On August 7, 1998, Ms. Lapinski informed Mr. Estes by telephone that, based on Parent's evaluation of the Company's business to date, Parent was interested in a purchase price in the low to mid teens.

     The discussions between the parties slowed during August and the early part of September. On September 14, Ms. Lapinski called Mr. Estes to inquire as to whether continued exploratory discussions between the parties would be worthwhile. Mr. Estes indicated that the Company would be interested in entertaining further proposals and conducting further discussions.

     During October 1998, as part of Parent's investigation of the Company, Parent was provided with certain information regarding a patent infringement lawsuit brought by the Company as well as a copy of the Company's strategic plan. The Company's strategic business plan contained, among other information, a business and industry overview, the Company's goals for fiscal years 1999 and 2000 and certain financial projections. The plan set a strategic goal of 35% annual compounded revenue growth and stated that the Company would need at least one major acquisition to achieve that goal. For information on projections in the plan, see Section 7 "Certain Information Concerning the Company -- Other Financial Information."

     On October 14, 1998, Parent sent to Robinson-Humphrey a letter expressing Parent's interest in a possible acquisition for cash consideration of approximately $14 per Share (subject to further due diligence and the requirement that any transaction would need the approval of Parent's Board of Directors).

     On November 12, 1998, Mr. Norris, Ms. Pullen and Mr. McCartney met at Parent's headquarter offices in Glenview, Illinois with Mr. Zentmyer, Ms. Ochampaugh and Ms. Lapinski to further discuss the Company's business. At this meeting on November 12, the Company's representatives indicated that the Company considered the proposed $14 per Share price to be too low, but that it would be willing to further discuss the transaction if the offered price were increased to approximately $18 per Share.

     On November 16, 1998, Ms. Lapinski, during a telephone conversation with Mr. McCartney, indicated that Parent was not inclined to raise its proposed price to $18 per Share but would be willing to discuss raising it above the $14 per Share previously discussed. Ms. Lapinski also indicated at this time that Parent would also consider raising its price higher in the event that the Company would be willing to accept Parent's stock as consideration in a transaction which would be accounted for as a pooling of interests.

     On or about November 19, 1998, further discussions were held between Mr. Zentmyer and Ms. Lapinski on behalf of Parent and Messrs. Estes and McCartney on behalf of the Company regarding the price range for a potential acquisition of the Company. Further discussions were held between the parties in late November regarding the price and structure of the transaction. At that time Parent indicated that, subject to satisfactory completion of its due diligence review and appropriate legal documentation, Parent might be interested in a transaction at a per Share price in excess of $16 per Share.

     On November 24, 1998, Ms. Lapinski sent to Mr. Estes a customary due diligence acquisition checklist. During the period from December 1, 1998 through December 15, 1998, Parent through its representatives, conducted due diligence inquiry by phone with representatives of the Company and by on-site visits at the office of the Company's independent accounting firm in Hartford, Connecticut and at the office of the Company's patent counsel in Philadelphia, Pennsylvania.

     On December 15, 1998, Parent's legal counsel sent to the Company's legal counsel the first draft of the Merger Agreement. During the period from December 21, 1998 to January 6, 1999, legal counsel for Parent and legal counsel for the Company engaged in negotiations on the terms of the Merger.

     In late December, representatives of Parent and representatives of the Company had several discussions regarding creating incentives for the Company's employees to remain with the Company following the potential acquisition by Parent. After various discussions regarding the appropriate types of incentives packages, the parties ultimately agreed during a conference call on December 30, 1998 that the Company would establish an employee retention plan. See Section 11 "The Merger Agreement -- Employee Benefits" for a statement as to Parent's obligation to honor the employee retention plan.

     Also, in late December and in early January 1999, Parent and the Company through their representatives had further negotiations on the terms of the Merger Agreement. On the evening of January 6, 1999, Parent, the Purchaser and the Company reached agreement on the final terms of the acquisition and signed the Merger Agreement. On the morning of January 7, 1999, Parent and the Company jointly announced the Merger Agreement.

     11. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to the Purchaser and Parent's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") and incorporated herein by reference.

     The Offer. The obligations of the Purchaser to accept for payment and pay for any and all shares validly tendered on or prior to the expiration of the Offer and not withdrawn are subject to the satisfaction of the Minimum Share Condition and the other Offer conditions set forth in Section 15, any of which conditions may be waived by the Purchaser in its sole discretion. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer upon the failure of the conditions in
Section 15 to be satisfied on the Expiration Date. However, under the terms of the Merger Agreement, the Purchaser will not, without the consent of the Company,

          (i) amend the Offer to decrease the Per Share Amount payable in the Offer or change the form of consideration to be paid in the Offer or

          (ii) except as required by law or any rule, regulation or interpretation in the opinion of counsel to Parent, or required by any position of the SEC or the staff thereof, extend the expiration date of the Offer; provided that if the Offer Conditions have not been satisfied, the Purchaser, in its discretion, may extend the Offer from time to time for up to an aggregate 10 business days; also, if immediately before the expiration of the Offer (as it may be extended) the Shares tendered and not withdrawn represent less than 90% of the outstanding Shares (on a fully diluted basis), the Purchaser, in its discretion, may extend the Offer even if at that time all Offer Conditions are then satisfied, but the extension, when added to any prior discretionary extensions, may not exceed an aggregate of 10 business days.

Subject to the terms of the Offer, including the Offer Conditions, and except to the extent the Offer is extended, the Purchaser will accept for payment, purchase and pay for all Shares validly tendered and not withdrawn as soon as it is permitted to do so under applicable law.

     The Minimum Share Condition requires that at least that number of Shares that constitutes at least a majority of the total issued and outstanding Shares (determined on a fully-diluted basis) on the date such Shares are purchased shall have been validly tendered and not withdrawn prior to the expiration of the Offer.

     The Merger. The Merger Agreement provides that, at the Effective Time and subject to the conditions set forth therein (and including those described in Section 15 hereof) and the provisions of the DGCL, the Purchaser will be merged into the Company. Following the Merger, the Company will be the surviving corporation (the "Surviving Corporation").

     The Merger Agreement provides that, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or any direct or indirect subsidiary of the Company, including Shares held in the treasury of the Company, Shares owned by Parent or the Purchaser, or by any direct or indirect wholly owned subsidiary of any of them, and Shares for which dissenters' rights have been exercised in accordance with the DGCL ("Dissenting Shares"), shall be converted into the right to receive the Per Share Amount, without interest, less any withholding taxes required under applicable law. Further, at the Effective Time, each share of capital stock of the Purchaser will be converted into one share of common stock of the Surviving Corporation. Consequently, upon the Merger becoming effective, the Company, as the Surviving Corporation, will become a wholly owned subsidiary of Parent.

     Treatment of Stock Options and Warrants. Immediately prior to the consummation of the Offer, all employee stock options, non-employee director stock options and non-employee consultant stock options (collectively, "Stock Options") will be canceled. Each holder of a Stock Option will be entitled to receive a cash payment from the Company equal to the product of (i) the excess, if any, of the Per Share Amount over the common share exercise price of the Stock Option and (ii) the number of common shares subject to the Stock Option. The cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.

     At the Effective Time, each outstanding warrant of the Company to acquire Shares shall no longer entitle the holder thereof to purchase Shares, but instead the warrant holder will be entitled upon exercise of the warrant to receive the Per Share Amount which the warrant holder would have been entitled to receive if the warrant had been exercised immediately prior to the Effective Time.

     Termination of Employee Stock Purchase Plan. The Merger Agreement provides that (i) the offering period then pending under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") was terminated as of January 6, 1999,
(ii) each participant in the Stock Purchase Plan on January 6, 1999 was deemed to have exercised his or her Option (as defined in the Stock Purchase Plan) on such date and acquired from the Company (A) such number of whole Shares as his or her accumulated payroll deductions on such date could purchase at the Option Price (as defined in the Stock Purchase Plan) (treating January 5, 1999 as the "Exercise Date") for all purposes of the Stock Purchase Plan) and (B) cash in the amount of any remaining balance in such participant's account without interest, and (iii) the Stock Purchase Plan was then terminated.

     Dissenting Shares. The Merger Agreement provides that, unless otherwise stipulated, Dissenting Shares shall not be converted into the right to receive the Per Share Amount applicable to such Shares at or after the Effective Time but shall be entitled to receive such amount as shall be determined pursuant to
Section 262 of the DGCL, unless and until the holder of such Dissenting Shares shall have failed to perfect or withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, or if it is determined that such holder does not have appraisal rights in accordance with the DGCL, then such holder's Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Amount applicable to such Shares, without any interest thereon.

     Certificate of Incorporation, By-Laws; Directors and Officers. The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company or the Purchaser, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or the Purchaser, the By-Laws of the Company, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation. The Merger Agreement provides that the directors and officers of the Purchaser, immediately prior to the Effective Time, will be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the applicable provisions of the certificate of incorporation and By-Laws of the Surviving Corporation, until their successors shall be duly elected or appointed and qualified. Parent and the Purchaser plan to take action to elect, effective as of the Effective Time, Elaine A. Pullen as the President and Chief Executive Officer of the Surviving Corporation and J. Leo Gagne as the Vice President and Chief Financial Officer of the Surviving Corporation.

     Stockholders Meeting. The Merger Agreement provides that to the extent necessary to consummate the Merger, as soon as practicable following consummation of the Offer, the Company is required to, in accordance with applicable law, its certificate of incorporation and by-laws, convene and hold a meeting of its stockholders for the purpose of approving and adopting the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). Subject to fiduciary duties of the Board of Directors of the Company and other requirements of applicable law, the Board of Directors of the Company is required to recommend that the holders of the Shares approve the Merger Agreement and the other transactions contemplated thereby, including the Merger, and to take all lawful action to solicit such approval.

     At the Stockholders' Meeting, Parent will vote, or cause to be voted, all Shares then owned by it or the Purchaser or any of Parent's other subsidiaries or affiliates in favor of the Merger and the adoption of the Merger Agreement.

     Notwithstanding the foregoing, in the event that the Purchaser owns at least 90% of the outstanding Shares following expiration of the Offer, the Company will not be required to call the Stockholders' Meeting or file and mail a proxy statement, and appropriate action will be taken to cause the Merger to become effective as soon as practicable after such expiration without a meeting of the Company's stockholders in accordance with
Section 253 of the DGCL.

     Designation of Directors. The Merger Agreement provides that, promptly upon acquiring a majority of the outstanding Shares pursuant to the Offer, or otherwise, so long as Parent directly or indirectly owns a majority of the outstanding Shares, Parent will be entitled, upon written request to the Company, to designate such number of members of the Company Board, rounded down to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned in the aggregate by the Purchaser or Parent bears to the number of Shares outstanding. The Company is obligated upon such request promptly to use its best efforts to cause Parent's designees to be so elected. Notwithstanding the foregoing, until the Effective Time there shall be at least three directors who are directors of the Company as of the date of the Merger Agreement. Between the time Shares are purchased in the Offer and the Effective Time a majority vote of these three directors (or their successor designees) is required to approve (i) amending or terminating the Merger Agreement by the Company, (ii) exercising or waiving any of the Company's rights, benefits or remedies under the Merger Agreement or (iii) extending the time for performance of Parent's or the Purchaser's obligations under the Merger Agreement.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement and subject to the terms thereof, throughout the period prior to the Effective Time, the Company will, and will cause its subsidiaries to afford Parent's officers, employees, legal counsel, accountants, financing sources and other authorized representatives reasonable access during normal business hours to all properties, books, contracts, commitments and records of the Company, except where such access to a contract or agreement would cause the Company to be in breach of such contract or agreement. During such period, the Company will, and will cause its subsidiaries, to furnish Parent (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent or any of its financing sources may reasonably request.

     The Merger Agreement further provides that the Confidentiality Agreement entered in May 1998 between Parent and the Company is superseded by the Merger Agreement and is of no further force and effect.

     No Solicitation of Transactions. The Merger Agreement requires that, immediately following the execution thereof, the Company, its affiliates and their respective officers, directors, employees, representatives and agents immediately cease any existing discussions or negotiations, if any, with any third party regarding a Third Party Acquisition (as defined). The Company, its subsidiaries, directors, employees, representatives and agents may, directly or indirectly, furnish information and access (in each case only in response to a request for such information or access made after the date of the Merger Agreement and with respect to confidential information, only pursuant to an appropriate confidentiality agreement) only if, and may participate in discussions and negotiate with a third party concerning a Third Party Acquisition, only if, (a) the third party has submitted a bona fide proposal to the Company's Board relating to any such transaction and (b) a majority of the Board of Directors of the Company determines, in its good faith judgment, after receiving advice from its outside counsel, that failing to take such action could reasonably be expected to constitute a breach of the Board's fiduciary duties under applicable law.

     The Company must promptly notify Parent if any Third Party Acquisition proposal or offer or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such inquiry or contact. The Company is obligated to keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of

Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and other transactions contemplated by the Merger Agreement, unless with respect to a specific development the Board of Directors of the Company by a majority vote determines in its good faith judgment, after receiving advice from outside counsel, that notifying Parent of such development could reasonably be expected to be a breach of the Board's fiduciary duties under applicable law.

     Except as set forth above, neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, may, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any third party. The foregoing restrictions do not prevent the Company or the Company's Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to the Company's stockholders which, as advised by outside counsel, is required under applicable law. However, the Company's Board may not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment, after receiving advice from outside counsel, that failing to take such action would constitute a breach of the Board's fiduciary duties under applicable law.

     Directors and Officers Indemnification and Insurance. The Merger Agreement requires Parent to cause the Surviving Corporation to indemnify any person who on or before the date of the Merger Agreement was a director or officer of the Company or one of its subsidiaries against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions (including, without limitation, in connection with the transactions contemplated by the Merger Agreement) to the fullest extent that the Company or such subsidiaries would have been permitted under the DGCL or the charter or by-laws of the Company or of such subsidiaries to provide such indemnification.

     The Merger Agreement also provides that, unless otherwise required by law,
(i) at the Effective Time, the certificate of incorporation and bylaws of the surviving corporation shall contain provisions providing for exculpation of director and officer liability and indemnification by the surviving corporation of the Indemnified Parties (as defined) not less favorable to the Indemnified Parties than those provisions providing for exculpation of director and officer liability and indemnification by the Company of the Indemnified Parties contained in the certificate of incorporation and bylaws of the Company as in effect on the date of the Merger Agreement, and (ii) for a period of six years from the Effective Time, the surviving corporation and its subsidiaries shall not amend, repeal or modify any such provisions contained in their respective certificates of incorporation and bylaws, or other organizational documents of such subsidiaries, to reduce or adversely affect the rights of the Indemnified Parties thereunder in respect of actions or omissions by them occurring at or prior to the Effective Time.

     Also, Parent is obligated to cause the Surviving Corporation to purchase, if prior to the Effective Time the Company has not purchased, a six-year extended reporting period endorsement ("reporting tail coverage") under the Company's existing directors' and officers' liability insurance coverage (or as much coverage as can be obtained for a total not in excess of 175% of the Company's current premium), provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date of the Merger Agreement from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing officers' and directors' liability insurance.

     Employee Benefits. Pursuant to the Merger Agreement, for the period from the consummation of the Offer until December 31, 1999, Parent agrees to cause the Surviving Corporation to provide to employees, as a whole, Employee Benefits (as defined) which, in the aggregate, are no less favorable than the Employee Benefits provided to the employees as of the date of the Merger Agreement. The Merger Agreement contains Parent's agreement that, for all employee benefit plans of Parent and its affiliates after the Effective Time, all service with the Company or any of its subsidiaries prior to the Effective Time of employees shall be treated as service with Parent and its affiliates for eligibility and vesting purposes and for benefit accruals for purposes of severance and vacation pay to the same extent that such service is taken into account by the Company and its subsidiaries as of the date of the Merger Agreement, except to the extent such treatment will result in duplication of benefits. The Merger Agreement also provides that from and after the Effective Time, Parent shall, and shall cause the surviving corporation to, cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such conditions, limitations or waiting periods did not apply to the employees of the Company under the Company's employee benefit plans in existence as of the date of the Merger Agreement) under any group health plans of Parent or any of its subsidiaries to be waived with respect to employees of the Company and their eligible dependents. Parent also agrees that the Surviving Corporation will honor certain individual employment agreements listed on, and an employee retention plan included in, a Company disclosure schedule.

     Filings; Reasonable Best Efforts. The Merger Agreement provides, subject to the terms and conditions thereof, that the Company, Parent and Purchaser shall promptly make any required submissions or filings with any governmental entity, including without limitation, preparation and filing of the Merger Proxy Statement with the Commission. Further, each of the parties is required to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations and otherwise to consummate and make effective the transactions contemplated by the Merger Agreement and to use its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities that are necessary or desirable in connection with the transactions contemplated by the Merger Agreement, except in each such case to the extent the Board may determine in good faith, after receiving advice from its outside counsel, that any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. The Company is required to cooperate with Parent and the Purchaser in supplying all information reasonably requested in connection with any due diligence investigation by Parent or its lenders.

     The foregoing provisions do not require Parent, the Purchaser or the Company, in connection with the receipt of any regulatory approval, to proffer or agree (i) to sell or hold separate or agree to sell, divert or discontinue or to limit, before or after the Effective Time any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale or agreement to sell or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or business) or (ii) to agree to any conditions relating to, or changes or restriction in, the operations of any such asset or business which, in either case, is reasonably likely to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by the Merger Agreement.

     If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any antitrust law, each of Parent, the Purchaser and the Company is obligated to cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts, and to resolve any challenge or objection raised by any governmental authority or private party.

     Interim Operations of the Company. The Company has agreed that during the period from the date of the Merger Agreement to the earlier of the Effective Time or the date on which a majority of the members of the Board of Directors of the Company consists of designees of Parent (the "New Board Date"), the Company will, and will cause its subsidiaries to, conduct business only in the ordinary course, will make no material changes in the operations of the Company or its subsidiaries and will use its reasonable efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with the Company and its subsidiaries.

     The Company and its subsidiaries will also refrain from taking various actions without the consent of Parent or the Purchaser during the period from the date of the Merger Agreement to the earlier of the New Board Date or the Effective Time. These restrictions prohibit, among other things, amending the Company's certificate of incorporation or by-laws, issuing additional securities, declaring dividends by the Company, acquiring its capital stock, selling or encumbering any material assets, engaging in any material corporate transaction, including acquisitions or mergers, incurring debt for borrowed money except in the ordinary course and consistent with past practice, granting any severance or termination pay other than pursuant to policies or agreements in effect on the date of the Merger Agreement, making any loans or investments (other than intercompany accounts and short-term investments pursuant to customary cash management systems of the Company in the ordinary course and consistent with past practices) in any other person other than a subsidiary of the Company and, except for salary increases or other employee benefit arrangements made in the ordinary course of business consistent with past practice, adopting or amending any bonus, profit sharing, compensation, retirement or other employee benefit plan or arrangement for the benefit of any employee.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations and warranties by the Company concerning the Company Board's approval of the Merger Agreement and the transactions contemplated thereby (including approvals so as to render inapplicable thereto the limitation on business combinations contained in Section 203 of the DGCL), the Company's capitalization, the receipt of an opinion as to the fairness from a financial point of view to the stockholders of the Company (other than those holders of Shares that are affiliates of Parent) of the consideration to be received pursuant to the Offer and the Merger Agreement, Commission filings and financial statements, absence of certain liabilities, absence of certain changes or events, required filings and consents, compliance with law, absence of litigation, employee benefit plans, tax matters, health, safety and environmental matters, contracts, labor relations, intellectual property, brokers, Year 2000 compliance, affiliate transactions and the required stockholder vote to approve the Merger Agreement. Some of the representations are qualified by a "Material Adverse Effect" clause. "Material Adverse Effect," solely for purposes of the representations and warranties (and not for purposes of determining whether any condition to the Offer has been satisfied), means an adverse effect of $250,000 or more on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

     Postponement of Annual Meeting. Under the Merger Agreement, the Company has agreed to postpone indefinitely the Company's 1999 annual meeting of stockholders and to take no action (unless compelled by legal process) to reschedule the annual meeting or to call a special meeting of stockholders of the Company except in accordance with the Merger Agreement and until the Merger Agreement has terminated.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the fulfillment of the following conditions: (a) the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding Shares (unless the Purchaser shall have acquired 90% or more of the outstanding Shares and merger action is taken pursuant to Section 253 of the DGCL); (b) all required governmental approvals have been obtained, except where the failure to obtain any such consent would not reasonably be expected to have a material adverse effect on Parent (assuming the Merger had taken place), and any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; (c) the Purchaser shall have accepted for payment and purchased Shares pursuant to the Offer; provided that this condition is not a condition to the obligations of Parent on the Purchaser if the Purchaser shall have failed to purchase Shares in violation of the terms of the Merger Agreement or Offer; and (d) no preliminary or permanent injunction or other order prohibiting the consummation of the Merger is in effect.

     Termination Events. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the stockholders of the Company):

     (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

     (b) by action of the Board of Directors of Parent or action of the Board of Directors of the Company if at least that number of Shares required by the Minimum Share Condition shall not have been purchased in the Offer on or before April 30, 1999, provided, however, that the Board of Directors of Parent has no right to terminate the Merger Agreement after the purchase of Shares pursuant to the Offer; and provided, further, that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to occur on or before such date;

     (c) by either Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by Parent, if the Purchaser under the Offer shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer;

     (d) by the Company if Parent or the Purchaser shall fail to comply in any material respect with any of its covenants or agreements required to be performed by it before the date of such termination and such failure to comply shall not be cured within seven business days following receipt by Parent from the Company of written notice of such failure and demand for cure; or by Parent or the Purchaser if the Company shall fail to comply in any material respect with any of its covenants or agreements required to be performed by it before the date of such termination, and such failure to comply shall not be cured within seven business days following receipt by the Company from Parent or the Purchaser of written notice of such failure and demand for cure;

     (e) by either Parent, the Purchaser or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; or

     (f) by the Company if the Company is prepared to enter into a binding agreement to effect a transaction on the terms specified in a Superior Proposal (defined below) and has given Parent written notice to that effect; provided, however, that the right of termination under this clause (f) shall not be effective until the Company has paid Parent $3,455,000.00 (the "Termination Fee") plus $750,000 for all out-of-pocket expenses and fees of Parent relating to the transaction contemplated by the Merger Agreement ("Expenses"). (Parent is obligated to refund any excess of such $750,000 over actual Expenses.)

     If the Merger Agreement is terminated as described above, no party will have any liability or further obligation to any other party, but any termination will be without prejudice to the rights of any party arising out of breach by any other party of any covenant or agreement contained in the Merger Agreement, and the obligations under "Termination Fee and Expenses" will survive any termination.

     Termination Fee and Expenses. The Merger Agreement provides that if:

          (i) any person (including, without limitation, the Company or any affiliate thereof) or group, other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 20% of the then outstanding Shares and thereafter the Merger Agreement shall have been terminated pursuant to clause (b) or clause (c) described under "Termination Events" above and within 12 months of such termination a Third Party Acquisition (as hereinafter defined) for a per Share consideration having a value greater than $16.50 shall occur with such person or group, or affiliate of any of them; or

          (ii) any person or group shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for more than 20% (or which, assuming the maximum amount of securities which could be purchased, would result in any person or group beneficially owning more than 20%) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than $16.50 and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Share Condition shall not have been satisfied and (C) the Merger Agreement shall have been terminated pursuant to clause (b) or clause (c) described under "Termination Events" above; or

          (iii) the Merger Agreement is terminated pursuant to clause (f) under "Termination Events",

the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) the Termination Fee, plus Expenses; provided that, in the case described in clause (ii) above, if the Board of Directors of the Company (A) shall not have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger, (B) shall not have approved or recommended the proposal of the person or group referred to in clause (ii) and
(C) shall not have resolved to do any of the foregoing, the Company shall pay to Parent on such termination all Expenses and shall pay the Termination Fee only if, within 12 months of such termination, a Third Party Acquisition with any person or group referred to in clause (ii), or an affiliate of any of them, shall occur.

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Parent, the Purchaser or any affiliate of either of them (a "Third Party"); (ii) the acquisition by any Third Party of, or any divestiture or other transaction resulting in the Company owning less than, 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or a plan of recapitalization or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding Shares; or (vi) a letter of intent or similar instrument or other agreement between the Company and a Third Party, or the public announcement by the Company of the Company's intention or plans, to effect any of the events referred to in clauses (i), (ii), (iii), (iv) or (v) of this paragraph.

     "Superior Proposal" means a bona fide proposal made by a Third Party to acquire a majority or more of the outstanding Shares pursuant to a tender offer or a merger, or to purchase all or substantially all of the assets of the Company, on terms which a majority of the Board of Directors of the Company determines in its good faith judgment (based on advice from its financial and legal advisors) to be more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by the Merger Agreement.

     12. PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger; Stockholder Approval. The Company Board has approved and adopted the Merger and the Merger Agreement in accordance with the DGCL. The Company Board will be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. However, if the Purchaser acquires more than 90% of the outstanding Shares, the Purchaser intends to effect the Merger without a meeting of the Company's stockholders under Section 253 of the DGCL. In the event the conditions described in the foregoing sentence are not met and stockholder approval is required, the DGCL requires that unless otherwise provided by the Company's certificate of incorporation, the Merger Agreement must be approved by the vote of the holders of a majority of the outstanding Shares ("Majority Vote"). The Amended and Restated Certificate of Incorporation of the Company does not require a greater vote than the Majority Vote. If the Minimum Share Condition is satisfied, the Purchaser will have the power, which it intends to exercise, to approve the Merger Agreement without the affirmative vote or written consent of any other stockholder.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION, IF REQUIRED, WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares ("Dissenters' Shares"). Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Dissenters' Shares could be based upon consideration other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to the Merger or any such future alternative transaction.

     Plans for the Company. It is currently expected that initially following the purchase of the Shares and the consummation of the Offer, the business and operations of the Company will continue as they currently are conducted without substantial change. Parent will continue to evaluate all aspects of the business, operations and management of the Company during the pendency of the Offer and after the consummation of the Offer and will take such further actions as it deems appropriate under the circumstances then existing. Parent expects to focus on implementing steps to apply its strategies to sales growth and cost reduction, including through the reduction of administrative overhead.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of the Merger Agreement, the Company should split, combine or otherwise change the Shares or its capitalization or shall disclose that it has taken any such action, then, without prejudice to the Purchaser's rights described in Section 15, the Purchaser may, in its sole discretion, make such adjustments to the purchase price and other terms of the Offer, including without limitation, the number or type of securities offered to be purchased, as it deems appropriate to reflect such split, combination or other change.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in Section 15, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and
(ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the

Purchaser will be, subject to applicable law, entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES, THE NASDAQ NATIONAL MARKET LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Nasdaq National Market Listing. The Common Stock of the Company is currently listed on The Nasdaq National Market ("NNM"). Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, as well as the identity of the holders of such Shares, the Shares may no longer meet the requirements for continued listing on the NNM. According to the published guidelines for listings on the NNM, an issuer, to maintain its listing on the NNM, must have, among other things, at least 750,000 publicly held shares (i.e., shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10 percent of the total shares outstanding), held by at least 400 stockholders of round lots, and with a market value of at least $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NNM for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

     If the Shares were delisted (which the Purchaser intends the Company to seek if the Purchaser acquires control of the Company and the Company no longer meets the listing requirements), it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer or following consummation of the Offer may result in the Shares becoming eligible for removing from registration under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of outstanding Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company might be deprived of the ability to dispose of Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Furthermore, Shares would no longer be "margin securities" or be eligible for NNM quotation. The Purchaser intends to seek to cause the Company to make such application for termination of registration of the Shares as soon after the consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer or following consummation of the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

     15. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, and in addition to the conditions that (i) Shares constituting not less than a majority of all Shares outstanding on a fully diluted basis are validly tendered (and not withdrawn) prior to the Expiration Date (the "Minimum Share Condition") and (ii) all applicable waiting periods under the HSR Act having expired or been terminated, Parent and the Purchaser shall not be required to accept for payment, purchase, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) (relating to the Purchaser's obligation to pay for or return tendered Shares after termination of the Offer), to pay for any Shares tendered, and may postpone the purchase of, or, subject to the restriction set forth above, payment for Shares tendered and to be purchased by it, if at any time prior to the time of acceptance for payment of any such Shares, any of the following events shall occur:

          (a) there shall be any statute, rule, regulation or order promulgated, enacted, entered or enforced that is applicable to the Offer or the Merger by any United States federal or state court, legislative body or governmental agency or other regulatory administrative agency or commission of competent jurisdiction (each a "Governmental Authority"), (i) restraining or prohibiting the making or consummation of the Offer or the transactions contemplated by the Merger Agreement; (ii) prohibiting or restricting Parent or the Purchaser's (or any of its affiliates) ownership or operation of all or any material portion of the Company's business or assets; (iii) imposing material limitations on the ability of Parent or the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company; (iv) requiring divestiture by Parent or the Purchaser of any assets or of any Shares; or (v) making the acceptance for payment or payment for the Shares or consummation of the Merger illegal or prohibiting consummation of the Offer or the Merger; or

          (b) any action or proceeding instituted and pending by a Governmental Authority seeking to effect any of the activity in clause (a) above; or

          (c) there shall have occurred any change concerning the Company and its subsidiaries taken as a whole which, in the good faith judgment of the Purchaser, has had, or is reasonably expected to have prior to December 31, 1999, a material adverse effect on the business, financial condition or results of operation ("Condition") of the Company and its subsidiaries taken as a whole (other than any changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulations, or changes relating to or arising from the transactions contemplated by the Merger Agreement, including the change in control contemplated by the Merger Agreement); the term "material adverse effect" for purposes of the Offer Conditions shall mean a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole, with the parties expressly intending that the term "material adverse effect" for purposes of the Offer Conditions be construed as an effect which is greater than the definition of "Material Adverse Effect' as set forth in Section 5.2(a) of the Merger Agreement, based on the applicable facts and circumstances; or

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the Nasdaq Stock Market, the American

     Stock Exchange or in the United States over-the-counter market which shall continue for at least three business days; or (ii) the declaration of a banking moratorium or any suspension of payments by United States governmental authorities in respect of banks in the United States which shall continue for at least three business days; or

          (e) there shall have occurred the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, and having a material adverse effect on the Offer or the Merger or the Condition of the Company and its subsidiaries taken as a whole; or

          (f) any representation or warranty of the Company in the Merger Agreement shall have been untrue as of the date of the Merger Agreement or shall have become untrue prior to acceptance for payment or payment for Shares which untrue representations or warranties, if accurately stated, would have revealed matters materially adverse to the Condition of the Company and its subsidiaries, taken as a whole, or the Company shall have failed to perform or breached any of its covenants or agreements contained in the Merger Agreement, which failure, breach or breaches, would materially impair or delay the ability of the Purchaser to consummate the Offer or the ability of Parent, the Purchaser and the Company to effect the Merger; or

          (g) one or more of the following events shall have occurred after the date of the Merger Agreement or the Purchaser shall have for the first time become aware after the date of the Merger Agreement of the occurrence of any of the following on or prior to the date of the Merger Agreement:

             (1) any person, corporation, partnership or other entity or group (a "Person"), other than the Purchaser or its affiliates, acquires or becomes the beneficial owner of more than 20% of the outstanding Shares (other than acquisitions for bona fide arbitrage purposes and acquisitions by Persons who are parties to any agreement with the Purchaser with respect to their Shares);

             (2) any Person (other than the Purchaser or its affiliates) shall have commenced a tender or exchange offer for more than 20% of the outstanding Shares or publicly proposed any Third Party Acquisition;

             (3) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a material portion of the assets, business or operations of the Company and its subsidiaries taken as a whole (other than the transactions contemplated by the Merger Agreement), and the Company withdraws its recommendation of the Offer or Merger;

             (4) any Person (other than the Purchaser or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of Shares which, together with all Shares beneficially owned by such Person, results or would result in such Person being the beneficial owner of more than 20% of the outstanding Shares; or

             (5) subsequent to the commencement of the Offer there is a public announcement with respect to a plan or intention by the Company or any Person, other than the Purchaser or its affiliates, to effect any of the foregoing transactions; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms.

For purposes of subparagraph (g) above, the terms "group" and "beneficial owner' are defined by reference to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

     The foregoing conditions, other than the Minimum Share Condition, are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. If the Offer is terminated due to any of the foregoing conditions not being satisfied or waived, all tendered Shares not theretofore accepted for payment will be returned to the tendering stockholders.

     16. CERTAIN LEGAL MATTERS.

     General. Based upon its examination of publicly available filings by the Company with the Commission and other publicly available information, neither the Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory agency that would be required prior to acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought by the Purchaser. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the business of the Company, Parent or the Purchaser might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval were not obtained or such other action were not taken. If certain types of adverse action are taken with respect to matters discussed below, the Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 15 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws. Except for approval by the Company Board of the Merger Agreement (including the Offer and the Merger) which renders inapplicable the limitations on business combinations contained in Section 203 of the DGCL, the Purchaser has not attempted to comply with any state takeover statute or regulation in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     Antitrust. The Offer is subject to the provisions of the HSR Act, which provides that certain acquisition transactions, including certain tender offers, may not be consummated until certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied.

     The Purchaser filed on January 13, 1999 with the Antitrust Division and the FTC a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by the Purchaser. Accordingly, assuming that the filing is in substantial compliance with the HSR Act, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on January 27, 1999, unless the Purchaser receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, the Purchaser will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Purchaser, the waiting period would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request. Thereafter, the waiting period could be extended only by court order or with the Purchaser's consent. If the acquisition of Shares is delayed because of a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the ten-day extended period expires on or before the date when the initial 15-day period would otherwise have expired or unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by court order or with the Purchaser's consent. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, or any other person could take action under the antitrust laws, including seeking to enjoin the Purchaser's acquisition of Shares pursuant to the Offer or seeking divestiture of Shares purchased thereunder, or the divestiture of substantial assets of the Company or the Purchaser. Based upon an examination of publicly available information relating to the business in which Parent and its subsidiaries and the Company and its subsidiaries are engaged, Parent and the Purchaser believe that the Purchaser's acquisition of Shares would not violate the antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

     The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15 for conditions of the Offer, including conditions with respect to litigation and certain governmental actions.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock, and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender, in good faith, has not relied upon margin stock as collateral in extending or maintaining the particular credit. See Section 14 for a discussion as to possible effects of the Offer on margin securities.

     17. FEES AND EXPENSES. The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward materials related to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Parent have also agreed to indemnify the Information Agreement and the Depositary against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to brokers or dealers or to other persons (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and Parent have filed with the Commission pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act a Tender Offer Statement on Schedule 14D-1, together with exhibits, with respect to the Offer. The Schedule, including exhibits and any amendments to such Schedule, which furnish certain additional information with respect to the Offer, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning Parent in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          ITW ACQUISITION INC.

January 13, 1999

                                   SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND PARENT

     The following table sets forth the name, business address, principal occupation or employment at the present time and during the last five years, and the name, principal business and address of any corporation or other organization in which such occupation or employment is or was conducted, of the executive officers and directors of the Purchaser and Parent, all of whom are citizens of the United States. The business address of such persons is in care of Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025-5811. Each person has had the principal occupation or employment listed for more than the past five years, except as otherwise noted or, with respect to an officer of Parent, prior to the position indicated may have held some other executive position with Parent during the five year period. Directors of Parent are indicated with an asterisk. Directors of the Purchaser are indicated with a cross; unless otherwise indicated, the office is that of Parent.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME (AGE)                                FIVE-YEAR EMPLOYMENT HISTORY
             ----------                       ----------------------------------------------
William F. Aldinger III* (51)........  Chairman and Chief Executive Officer of Household
                                       International, Inc. since 1994. Mr. Aldinger served in
                                       senior officer positions at Wells Fargo Bank during the
                                       period from 1986 to 1994. Mr. Aldinger is a director of
                                       Household International, Inc., SunAmerica, Inc. and
                                       MasterCard International, Inc.
Michael J. Birck* (60)...............  Founder, and President and Chief Executive Officer since
                                       1975, of Tellabs, Inc. Mr. Birck is a director of USF&G
                                       Corporation and Molex, Inc.
Marvin D. Brailsford* (60)...........  Vice President of Kaiser Hill Company LLC since 1996;
                                       founder and President of the Brailsford Group from 1995 to
                                       1996; and President of Metters Industries from 1992 to 1995.
Thomas W. Buckman (61)...............  Vice President Patents and Technology. Mr. Buckman is a Vice
                                       President of Purchaser.
Susan Crown* (40)....................  Vice President, Henry Crown and Company since 1984. Henry
                                       Crown and Company is a family owned and operated company
                                       with investments in securities, real estate, resort
                                       properties and manufacturing operations. Ms. Crown is a
                                       director of Baxter International Inc. and Northern Trust
                                       Corporation and its subsidiary, The Northern Trust Company.
H. Richard Crowther* (66)............  Former Vice Chairman. He is a director of Applied Power Inc.
W. James Farrell* (56)...............  Chairman since 1996 and Chief Executive Officer since 1995.
                                       Mr. Farrell served as President from 1994 until 1996 and as
                                       Executive Vice President from 1983 to 1994. Mr. Farrell is a director of Morton International, Inc., Premark
                                       International, Inc. and the Quaker Oats Company.
Russell M. Flaum (48)................  Executive Vice President.
L. Richard Flury* (51)...............  Executive Vice President, Amoco Corporation (energy and chemicals) since 1996, formerly Senior Vice President for
                                       Shared Services from 1994 through 1995 and Executive Vice
                                       President, Amoco Chemical Co., from 1991 to 1994.
Thomas J. Hansen (50)................  Executive Vice President.
Stewart S. Hudnut+ (59)..............  Senior Vice President, General Counsel and Secretary. Mr.
                                       Hudnut is a director, a Vice President and the Secretary of the Purchaser.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME (AGE)                                FIVE-YEAR EMPLOYMENT HISTORY
             ----------                       ----------------------------------------------
John Karpan (58).....................  Senior Vice President, Human Resources.
Jon C. Kinney (56)...................  Senior Vice President and Chief Financial Officer.
Valerie Lapinski (44)................  President of ITW Dynatec (a Parent company) and a Vice
                                       President of Purchaser.
Dennis J. Martin (48)................  Executive Vice President.
Robert C. McCormack* (59)............  Partner, Trident Capital LP (venture capital) since January
                                       1993; Assistant Secretary of the Navy from 1990 to 1993.
Robert V. McGrath (58)...............  Vice President, Tax. Mr. McGrath is Vice President, Tax of
                                       Purchaser.
Frank S. Ptak (55)...................  Vice Chairman since 1998 and Executive Vice President prior thereto.
Michael J. Robinson+ (52)............  Vice President and Treasurer. Mr. Robinson is a director, a
                                       Vice President and the Treasurer of the Purchaser.
Philip B. Rooney* (54)...............  Vice Chairman of The ServiceMaster Company (a network of quality service companies). Former President of WMX
                                       Technologies, Inc. (waste management) from 1985 until 1997.
                                       Mr. Rooney is a director of The ServiceMaster Company, Urban
                                       Shopping Centers, Inc., and Stone Container Corporation and
                                       a Trustee of the Van Kampen American Capital Open-End Funds.
F. Ronald Seager (58)................  Executive Vice President.
Harold B. Smith* (65)................  Chairman of the Executive Committee. Mr. Smith is a director of W.W. Grainger, Inc. and Northern Trust Corporation and
                                       its subsidiary, The Northern Trust Company, and a trustee of
                                       The Northwestern Mutual Life Insurance Company.
David B. Speer (47)..................  Executive Vice President.
Allan C. Sutherland (35).............  Senior Vice President, Leasing and Investments. Mr.
                                       Sutherland is a Vice President of Purchaser.
Ormond J. Wade* (59).................  Former Vice Chairman, Ameritech Corp. (telecommunications products and services) from 1987 to 1993 and President and
                                       Chief Executive Officer, Illinois Bell Telephone Company
                                       from 1982 through 1986. Mr. Wade is a director of Andrew
                                       Corporation and Westall Inc.
Hugh J. Zentmyer+ (52)...............  Executive Vice President. Mr. Zentmyer is a director and
                                       President of Purchaser.

     Originally signed facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The Letters of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          By Mail:                   By Overnight Courier:                  By Hand:
-----------------------------    -----------------------------    -----------------------------
 First Chicago Trust Company      First Chicago Trust Company      First Chicago Trust Company
         of New York                      of New York                      of New York
Attention: Corporate Actions     Attention: Corporate Actions     Attention: Corporate Actions
  P.O. Box 2569, Suite 4660           Suite 4680-Trident            c/o Securities Transfer &
 Jersey City, NJ 07303-2569        14 Wall Street, 8th Floor         Reporting Services Inc.
                                      New York, NY 10005          100 William Street, Galleria
                                                                       New York, NY 10038
                                  By Facsimile Transmission:
                                 -----------------------------
                                         (201)222-4720
                                              or
                                        (201) 222-4721
                                       Confirm Facsimile
                                     Transmissions Only By
                                          Telephone:
                                 -----------------------------
                                        (201) 222-4707

                    The Information Agent for the Offer is:

                                      LOGO
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll Free: 1-800-322-2885